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                             STOCKHOLDERS' AGREEMENT


         THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of October 21, 1998, is made by and among EG&G, Inc., a Massachusetts corporation (the "Parent"), Lighthouse Weston Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Purchaser"), and the holders (the "Stockholders") of the shares of Common Stock, $0.01 par value (the "Shares"), of Lumen Technologies, Inc., a Delaware corporation (the "Company"), listed on SCHEDULE A hereto.

         WHEREAS, concurrently herewith, the Parent, the Purchaser and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time in the future in accordance with its terms, the "Merger Agreement"), pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all of the Shares at $7.75 per share, net to the seller in cash, to be followed by the merger of the Purchaser with and into the Company (the "Merger"), with the Company being the entity surviving the Merger and becoming a wholly owned subsidiary of the Parent; and

         WHEREAS, in order to induce the Parent and the Purchaser to enter into the Merger Agreement, the Parent and the Purchaser have requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                               AGREEMENT TO TENDER

         Section 1.1 TENDER OF SHARES. Each Stockholder hereby agrees to validly tender, and not to withdraw, pursuant to and in accordance with the terms of the Offer, (i) within five business days after the commencement of the Offer, all Shares owned by such Stockholder as of the execution and delivery of this Agreement (as indicated on SCHEDULE A hereto) and, (ii) prior to the scheduled expiration of the Offer, any additional Shares hereafter acquired by such Stockholder (whether by purchase, exercise of options or otherwise).

         Section 1.2 PROCEDURE FOR TENDERING. Within the time periods specified in Section 1.1, the Stockholder shall deliver to the depositary designated in the Offer (i) a duly completed and signed letter of transmittal with respect to the Shares required to be tendered pursuant to Section 1.1, (ii) certificates representing such Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.





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         Section 1.3   PAYMENT OF OFFER PRICE. The parties agree that each
Stockholder will, for all Shares tendered in the Offer and accepted for payment and paid for by the Purchaser, receive the same per share consideration paid to other stockholders of the Company who have tendered Shares into the Offer.


                                   ARTICLE II

                  VOTING AGREEMENT; IRREVOCABLE GRANT OF PROXY

         Section 2.1 VOTING AGREEMENT. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof (or by written consent in lieu of a meeting), at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote (or give a written consent with respect to) any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, or (iv) other matter relating to, or in connection with, any of the foregoing matters.

         Section 2.2 IRREVOCABLE PROXY. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares. Each Stockholder hereby grants a proxy appointing the Purchaser as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon such matters as the Purchaser or its proxy or substitute shall, in the Purchaser's sole discretion, deem proper with respect to such Stockholder's Shares. The proxy granted by each Stockholder pursuant to this Section 2.2 is irrevocable and is granted in consideration of the Purchaser's entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy grant by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. At the Purchaser's request, each Stockholder shall perform such further acts and execute such further documents as may reasonably be required to vest in the Purchaser the sole power to vote the Shares during the term of the proxy granted herein.



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                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS


         Each of the Stockholders severally represents and warrants to the Purchaser that:

         Section 3.1 VALID TITLE. Such Stockholder is the sole, true, lawful beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto, other than restrictions imposed under applicable securities laws. None of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

         Section 3.2 NON-CONTRAVENTION. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (except as required under Section 16 of the Exchange Act), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any statute, rule or regulation applicable to such Stockholder, or injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder.

         Section 3.3 BINDING EFFECT. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except as may be limited by general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

         Section 3.4 TOTAL SHARES. The number of Shares set forth on SCHEDULE A hereto are the only Shares legally or beneficially owned by such Stockholder and, except as set forth on SCHEDULE A or Section 4.3 of the Disclosure Schedule, such Stockholder owns no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.



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         Section 3.5   FINDER'S FEES. No investment banker, broker or finder is
entitled to a commission or fee from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF THE
                            PURCHASER AND THE PARENT

         Each of the Purchaser and the Parent represents and warrants to each of the Stockholders that the Purchaser and the Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and the consummation by the Purchaser and the Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Purchaser and the Parent, and no other corporate action on the part of the Purchaser or the Parent is necessary to authorize the execution, delivery or performance by the Purchaser and the Parent of this Agreement and the consummation by the Purchaser and the Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and the Parent and is a valid and binding agreement of the Purchaser and the Parent, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except as may be limited by general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).


                                    ARTICLE V

                          COVENANTS OF THE STOCKHOLDERS

         Each of the Stockholders hereby covenants and agrees that:

         Section 5.1 NO PROXIES FOR OR ENCUMBRANCES ON STOCKHOLDER SHARES. Except as provided in this Agreement, such Stockholder shall not, during the term of this Agreement, without the prior written consent of the Purchaser, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) except for any transfer by gift of options to acquire Shares by the Stockholder to any charitable organization made with the prior written consent of the Purchaser, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. Such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any



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such contract, option or other arrangement or assignment or understanding and agrees to notify the Purchaser promptly and to provide all details required by the Purchaser if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

         Section 5.2 CONDUCT OF STOCKHOLDERS. Such Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.


                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 6.2 FURTHER ASSURANCES. Except as otherwise provided in the Merger Agreement, the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their respective best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Purchaser and any assignee to exercise and enjoy all benefits and rights of the Stockholders with respect to the Stockholder Shares.

         Section 6.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

         Section 6.4 SPECIFIC PERFORMANCE. The parties hereto agree that the Purchaser may be irreparably damaged if for any reason any Stockholder failed to perform any of its obligations under this Agreement, and that the Purchaser would not have any adequate remedy at law for money damages in such event. Accordingly, the Purchaser shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Purchaser may have



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against any Stockholder for any failure to perform its obligations under this
Agreement.

         Section 6.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier: if to the Parent or the Purchaser, at its address set forth below its signature hereto; and if to a Stockholder, to such Stockholder at his address set forth on SCHEDULE A hereto.

         Section 6.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

         Section 6.7 AMENDMENTS; TERMINATION; EXPIRATION. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement may be terminated by the Parent and the Purchaser upon written notice to the Stockholders. This Agreement and the Stockholder's obligations hereunder shall expire on the first to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

         Section 6.8 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Purchaser may assign its rights and obligations to any affiliate of Purchaser and provided, further, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Purchaser.

         Section 6.9 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without given effect to the principles of conflicts of laws thereof.

         Section 6.10 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments.

         Section 6.11 PARENT GUARANTY. Parent hereby unconditionally guarantees the Purchaser's obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Purchaser or any permitted assignee of the Purchaser.

         Section 6.12 HEADINGS. The headings and captions used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.



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         Section 6.13   OBLIGATIONS SEPARATE.  The obligations of the
Stockholders hereunder are several and not joint.

         Section 6.14 DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

         Section 6.15 BENEFICIALLY OWNED SHARES. To the extent that any Stockholder is the beneficial owner, but not the record owner, of any Shares subject to this Agreement, such Stockholder shall take any and all action necessary to cause the record owner of such Shares to satisfy each of the Stockholder's obligations hereunder with respect to such Shares.

         Section 6.16   CERTAIN PAYMENTS. Each of Martin E. Franklin and
Ian G.H. Ashken, severally and not jointly, acknowledges and agrees that, upon his receipt of the payments listed in Section 6.13 of the Disclosure Schedule as being payable to him, neither the Company nor any Subsidiary will have any further obligation to such Stockholder other than (a) pursuant to Company Options held by such Stockholder as set forth in Section 4.3 of the Disclosure Schedule or (b) as otherwise expressly provided for or disclosed in the Merger Agreement or the Disclosure Schedule.



                  [Remainder of page intentionally left blank.]





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                        PARENT:

                                        EG&G, INC.


                                        By: /s/ Gregory L. Summe
                                            -----------------------------------
                                            Name: Gregory L. Summe
                                            Title: President and
                                                   Chief Operating Officer

                                        Address: 45 William Street
                                                 Wellesley, MA 02181

                                        copy to: Hale and Dorr LLP
                                                 60 State Street
                                                 Boston, MA 02109
                                                 Attn: David E. Redlick, Esq.


                                        PURCHASER:

                                        LIGHTHOUSE WESTON CORP.

                                        By: /s/ Daniel T. Heaney
                                            -----------------------------------
                                            Name: Daniel T. Heaney
                                            Title: Treasurer

                                        Address: 45 William Street
                                                 Wellesley, MA 02181



                                        STOCKHOLDERS:

                                        /s/ Martin Franklin
                                        ---------------------------------------
                                        Martin E. Franklin


                                        /s/ Ian Ashken
                                        ---------------------------------------
                                        Ian G.H. Ashken


                                        /s/ Richard D. Capra
                                        ---------------------------------------
                                        Richard D. Capra


                                        /s/ George B. Clairmont
                                        ---------------------------------------
                                        George B. Clairmont



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                                   SCHEDULE A



Stockholder Name and Address                           Number of Shares
----------------------------                           ----------------


Martin E. Franklin                                         647,807
62 Rye Ridge Road
Harrison, New York  10528

Ian G.H. Ashken                                            100,000
22 Blue Water Hill
Westport, Connecticut  06880

Richard D. Capra                                             3,750
5764 Diamond Point Circle
El Paso, TX  79912

George B. Clairmont                                        392,127*
1172 Park Avenue
Apartment 2A
New York, New York  10028



----------

* Includes Shares held by Mr. Clairmont in a representative capacity, which Mr. Clairmont represents is no more than 150,000 Shares (which Shares are not subject to this Agreement).












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